AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

This Amended and Restated Change in Control Agreement (this “Agreement”), dated as of ________ (the “Effective Date”), is made by and between Buckeye Technologies Inc., having its principal offices at 1001 Tillman Street, Memphis, Tennessee 38112 (the “Company”), and __________ (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key executive management personnel; and

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control (as defined in Section 1.4 below) of the Company exists, and that such possibility, and the uncertainty, instability and questions that it may raise for and among key executive management personnel, may result in the premature departure or significant distraction of such management personnel to the material detriment of the Company and its shareholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce, focus and encourage the continued attention and dedication of key members of the executive management of the Company and its subsidiaries, including (without limitation) the Executive, to their assigned duties without distraction in the face of potentially disturbing or unsettling circumstances arising from the possibility of a Change in Control of the Company; and

WHEREAS, the Board has determined that properly structured severance benefits are the most efficient means to eliminate any such conflict in regards to the Executive;

WHEREAS, due to these factors, the Company and the Executive have previously entered into a Change in Control Agreement, dated ________, 200_ (the “Original Agreement”)

 WHEREAS, the Company and the Executive have agreed to make certain changes to the Original Agreement and to amend and restate the Agreement, as set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree to amend and restate the Agreement as follows:

1. Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1. “Annual Base Salary” shall mean the Executive’s rate of regular base annual compensation (prior to any reduction under (i) a salary reduction agreement pursuant to section 401(k) or section 125 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) or (ii) any plan or arrangement deferring any base salary or bonus payments), and shall not include (without limitation) cost of living allowances, fees, retainers, reimbursements, bonuses, incentive awards, prizes or similar payments.

1.2. “Bonus” shall mean, with respect to any fiscal year of the Company, the sum of (i) any bonus paid to the Executive under the Company’s broad-based profit sharing bonus plan and (ii) any bonus paid to the Executive under the Company’s At Risk Compensation Program.

1.3. “Cause” shall mean (i) the Executive’s willful and continued failure to follow the lawful instructions of the Board or written Company policies, (ii) in carrying out his duties under this Agreement, the Executive engages in willful gross misconduct or gross negligence resulting in material injury to the Company or any of its subsidiaries or affiliates, or (iii) the Executive is convicted (including a plea of guilty or nolo contendere) of (a) a felony or (b) any crime involving fraud or dishonesty, including any such offense that relates to the Company’s assets or business or the theft of Company property.  For purposes of this Agreement, any action or inaction shall constitute Cause only if the Executive fails to cure such action or inaction (which is capable of cure) within 30 days of notification by the Board of the event giving rise to Cause.

1.4. “Change in Control” shall mean:

1.4.1. The acquisition, after the Effective Date, by an individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (a) any acquisition, directly or indirectly, by or from the Company or any subsidiary of the Company, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, (b) any acquisition by any underwriter in connection with any firm commitment underwriting of securities to be issued by the Company, or (c) any acquisition by any corporation if, immediately following such acquisition, more than 75% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the Common Stock and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities; or

1.4.2. The occurrence and consummation of a merger, reorganization or consolidation other than a merger, reorganization or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such merger, reorganization or consolidation, of the Common Stock and Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation more than 75% of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and the Voting Securities; or

1.4.3. The occurrence of, (i) a complete liquidation or substantial dissolution of the Company, or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a subsidiary, wholly-owned, directly or indirectly, by the Company; or

1.4.4. The individuals who, as of the Effective Date, constitute the Board and any new director (other than a director designated by a person or entity who has entered into an agreement with the Company or other person or entity to effect a transaction described in Sections 1.4.1, 1.4.2 or 1.4.3 above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then still in office who either were directors as of the Effective Date, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

Notwithstanding the above, a “Change in Control” shall not include any event, circumstance or transaction which results from the action of any entity or group which includes, is affiliated with or is wholly or partially controlled by one or more executive officers of the Company and in which the Executive participates.

1.5. “Common Stock” shall mean the common stock of the Company, par value $0.01.

1.6. “Disability” shall mean the Executive’s inability to render, for a period of six consecutive months, services hereunder by reason of physical and mental disability, as determined by the written medical opinion of an independent medical physician mutually acceptable to the Executive and the Company.  If the Executive and the Company cannot agree as to such an independent medical physician, each shall appoint one medical physician and those two physicians shall appoint a third physician who shall make such determination.  In no event shall the Executive be considered disabled for the purposes of this Agreement unless the Executive is deemed disabled pursuant to the Company’s long-term disability plan, if one is maintained by the Company.

1.7. “Employment Period” shall mean the period commencing on the date of a Change in Control and ending upon (and including) the earliest to occur of (i) the date which is two years from the date of such Change in Control, or (ii) the date of the Executive’s termination of employment for any reason.

1.8. “Good Reason” shall mean and shall be deemed to exist if, without the prior express written consent of the Executive, (i) the Executive suffers a material reduction in the duties, responsibilities, reporting objectives or effective authority associated with his title(s) and/or position(s), (ii) the Executive suffers a material change in his title(s) and/or position(s) as such title(s) and/or position(s) existed on the Effective Date, (iii) the Company fails to pay the Executive’s compensation or to provide for the Executive’s benefits when due, (iv) the Company reduces the Executive’s compensation, or the benefits under the Company’s employee benefit plans or programs are in the aggregate materially reduced (excluding reductions due to general benefit plan changes applicable to Company employees generally), (v) the Executive’s primary office location is moved to a location more than 50 miles from its location as of the Effective Date, (vi) the Company fails to continue the incentive and deferred compensation plans (or plans that are substantially similar to such plans then in place) (including, without limitation, any plan under which a Bonus is payable), or programs or the health and welfare benefit plans or programs maintained by the Company as of the Effective Date for the benefit of senior executives, (vii) the Company fails to obtain assumption of this Agreement by an acquirer, or (viii) the Executive’s employment is terminated for any reason if such purported termination is not effected in accordance with the procedures outlined in Section 5 hereof.  For purposes of this Agreement, the Executive must notify the Company of any action or inaction which constitutes Good Reason within 90 days from the date on which such action or inaction first occurred, and Good Reason will only exist if the Company fails to cure such action or inaction within 30 days of such notification.

1.9. “Person” shall have the meaning ascribed thereto in Section 3(a)(9) of the Exchange Act, as modified, applied and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries (in its capacity as such), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same character and proportions as their ownership of stock of the Company.

2. Term of this Agreement.  This Agreement shall commence on the Effective Date and shall terminate on June 30, 2014; provided, that the term shall automatically be extended for an additional one year period on each July 1 after the Effective Date unless either party to this Agreement delivers a notice of non-extension to the other party by December 31 of the preceding year.  However, if a Change in Control shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the date on which such Change in Control occurred (the “Term”).

3. Time and Attention.  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time to the business and affairs of the Company and to use the Executive’s reasonable best efforts to perform faithfully and efficiently the responsibilities and duties assigned to the Executive hereunder.  During the Employment Period it shall not be a violation of this Agreement for the Executive to serve on corporate, civic or charitable boards or committees.  It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to a Change in Control, the reinstatement or continued conduct of such activities (or the reinstatement or conduct of activities similar in nature and scope thereto) subsequent to a Change in Control shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company and its subsidiaries.

3.1. Restrictive Covenants.

3.1.1. Non-Solicitation.  For a period of one year after the Executive’s employment is terminated for any reason, the Executive shall not (except on the Company’s behalf), directly or indirectly, on his own behalf or on behalf of any other person, firm, partnership, corporation or other entity, (i) solicit or service the business of any of the Company’s customers, any of the Company’s former customers which were customers within six months prior to the termination of his employment or any of the prospective customers which were being actively solicited by the Company at the time of the termination of his employment or (ii) attempt to cause or induce any employee of the Company to leave the Company.

3.1.2. Confidentiality.  The Executive shall not, during the period of his employment with the Company, or at any time thereafter, without the prior express written consent of the Board, directly or indirectly, divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform the Executive’s duties and responsibilities under this Agreement or when (i) required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or (ii) necessary to prosecute the Executive’s rights against the Company or to defend himself against any allegations).  In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of his duties under this Agreement).  The Executive shall also proffer to the Board’s designee, no later than the effective date of any termination of his employment with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in the Executive’s actual or constructive possession or which are subject to his control at such time.  For purposes of this Agreement, “Confidential Information” shall mean all information respecting the business and activities of the Company, or any affiliate of the Company, including, without limitation, the terms and provisions of this Agreement, the customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company.  Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that (i) is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive’s breach of any portion of this Section 3.1.2), (ii) is already known to the receiving party, or (iii) lawfully disclosed by a third party.

3.1.3. Non-Competition.  The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

3.1.3.1. For a period ending on the expiration of one year following the Executive’s termination of employment for any reason, the Executive will not directly or indirectly, (i) engage in any business for the Executive’s own account that competes with the business of the Company, (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the business of the Company, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the Effective Date) between the Company or any of its affiliates that are engaged in a business similar to the business of the Company (the “Company Affiliates”) and customers or suppliers of the Company or the Company Affiliates.

3.1.3.2. Notwithstanding anything to the contrary in this Agreement, the Executive may directly or indirectly own, solely as an investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person.

3.1.4. Injunctive Relief.  The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this Section 3.1.  The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 3.1, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that the Company may have.  The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 3.1, raise the defense that the Company has an adequate remedy at law.

3.1.5. Special Severability.  The terms and provisions of this Section 3.1 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.  It is the intention of the parties to this Agreement that the potential restrictions on the Executive’s future employment imposed by this Section 3.1 be reasonable in both duration and geographic scope and in all other respects.  If for any reason any court of competent jurisdiction shall find any provisions of this Section 3.1 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

4. Severance Payments

4.1. Severance.  The Company shall pay the Executive the payments and benefits described in Sections 4.1.1 through 4.1.3 (the “Severance Payments”) upon the termination of the Executive’s employment with the Company following a Change in Control and during the Employment Period, and upon execution of a general release in favor of and in form and substance satisfactory to the Company (the “Release”), unless such termination is (i) by the Company for Cause, (ii) by the Executive without Good Reason, (iii) due to death, or (iv) due to Disability.  In addition, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason if (1) (a) the Executive reasonably demonstrates that the Executive’s employment was terminated without Cause prior to a Change in Control (I) at the request of a Person who has entered into an agreement with the Company the consummation of which will constitute a Change in Control (or who has taken other steps reasonably calculated to effect a Change in Control) or (II) otherwise in connection with, as a result of or in anticipation of a Change in Control, or (b) the Executive terminates his employment for Good Reason prior to a Change in Control and the Executive reasonably demonstrates that the circumstance(s) or event(s) which constitute such Good Reason occurred (I) at the request of such Person or (II) otherwise in connection with, as a result of or in anticipation of a Change in Control, and (2) such Change in Control actually occurs.  The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.  The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.  In the event of Disability or death of the Executive after the Date of Termination in respect of any termination without Cause or any termination for Good Reason, payments and benefits shall be made to the Executive, or the Executive’s beneficiaries or legal representative, as the case may be.

4.1.1. A lump sum payment equal to two times the sum of (i) the highest Annual Base Salary paid to the Executive in the three years preceding the Date of Termination (as defined in Section 5.2 below) and (ii) the Executive’s target Bonus for the year in which such termination occurs.  Unless otherwise provided in this Agreement, such payment shall be made on or before the 15th day following the Executive’s Date of Termination.

4.1.2. For a two year period after the Date of Termination, the Company shall arrange to provide the Executive with health insurance benefits substantially similar (and at the same cost) to those that the Executive is receiving immediately prior to a Change in Control or, if earlier, the receipt of the Notice of Termination (as defined in Section 5.1 below); provided, however, that the continued coverage period hereunder shall be deemed to constitute a portion of the Executive’s entitlement to COBRA benefits as a result of his termination of employment.  Benefits otherwise receivable by the Executive pursuant to this Section 4.1.2 shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during such period following the Executive’s termination of employment (and any such benefits actually received by the Executive shall be reported to the Company by the Executive).

4.1.3. Immediate vesting and/or exercisability of all outstanding equity based awards.

The Severance Payments are subject to the Executive’s execution of the Release, which becomes effective within sixty (60) days following the Executive’s Date of Termination; the Severance Payments will commence or be made, as applicable, once the Release becomes effective.  Notwithstanding the foregoing, if the sixty (60) day period following the Executive’s Date of Termination ends in a calendar year after the year in which the Executive’s Date of Termination occurs, the Severance Payments shall commence or be made no earlier than the first day of such later calendar year.

4.2.            Excise Tax Limitation.  In the event that Executive becomes entitled to payments and/or benefits or any other amounts that would be subject (in whole or part), to the excise tax (the “Excise Tax”) imposed under section 4999 of the Code, then the payments shall be reduced, to the extent necessary so that no portion is subject to the Excise Tax.  This reduction shall only occur if (i) the net present value of such payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced payments) is greater than or equal to (ii) the net present value of such payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced payments).  Any such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.  All determinations required to be made under this section shall be made by such nationally recognized compensation consulting firm or accounting firm as the Company shall select in its sole discretion, which firm shall provide detailed supporting calculations to the Company.  All fees and expenses of such firm shall be borne solely by the Company.  In the event that, notwithstanding this paragraph, any portion of the payments hereunder becomes subject to the Excise Tax, Executive acknowledges and agrees that the payment of such tax, together with any interest and penalties, shall be Executive’s sole responsibility.

5. Termination Procedures.

5.1. Notice of Termination.  After a Change in Control and during the Employment Period, any purported termination of the Executive’s employment with the Company (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 7.5 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment with the Company under the provision so indicated.  Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of a simple majority of the entire membership of the Board at a meeting of the Board, which was called and held for the purpose of considering such termination (which meeting may be a regular meeting of the Board where prior notice of consideration of such termination is given to members of the Board) finding that, in the good faith opinion of the Board, the Executive engaged in conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail.  For purposes of this Agreement, any purported termination not effected in accordance with this Section 5.1 shall not be considered effective.

5.2. Date of Termination.  “Date of Termination” with respect to any termination during the Employment Period, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which shall not be less than thirty (30) days after the Notice of Termination is given (except in the case of a termination by the Company for Cause).

6. Successors; Binding Agreement.

6.1. Successors.  This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.  The Company shall require any successor to all or substantially all of its business and/or assets, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

6.2. Binding Agreement.  This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive, except as provided in this Section 6.2.  If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the beneficiary (or beneficiaries) designated by the Executive from time to time in accordance with the procedures for notice set out in Section 7.5; provided, however, that if there shall be no effective designation of beneficiary by the Executive, such amounts shall be paid to the executors, personal representatives or administrators of the Executive’s estate. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Miscellaneous.

7.1. Code Section 409A Compliance.  Notwithstanding any other provision of this Agreement to the contrary, all payments hereunder that are subject to the requirements of Section 409A of the Code shall be made in compliance with Section 409A of the Code and the regulations issued thereunder.  Is specifically understood and agreed that the preceding sentence may cause a six month delay in the distribution of affected payments.  Such delay would apply as follows, if, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A of the Code), then each installment of the severance payments and benefits due under this Agreement that would, absent this Section, (a) be paid within the six-month period following the Executive’s “separation from service” from the Company and (b) be subject to the excise tax provisions under Section 409A of the Code if paid as scheduled, shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein.

7.2.            Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  Both the Executive and the Company agree to appear before and submit exclusively to the jurisdiction of the state and federal courts located within Memphis, Tennessee with respect to any controversy, dispute, or claim arising out of or relating to this Agreement.  The Executive agrees to be served by the Company with judicial process via registered or certified mail.  The Executive further agrees that the General Counsel of the Company shall at all times be the Executive’s agent for service of judicial process, and the Executive hereby appoints the General Counsel of the Company as the Executive’s agent for that and any other related purpose.

7.3. Amendments.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

7.4. Mutual Intent.  Both parties participated in the drafting of the Agreement, and the language used in this Agreement is the language chosen by the Executive and the Company to express their mutual intent.  Both the Executive and the Company agree that in the event that any language, section, clause, phrase or word used in the Agreement is determined to be ambiguous, no presumption shall arise against or in favor of either party and that no rule of strict construction shall be applied against either party with respect to such ambiguity.

7.5. Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Executive:

To the Company:                 Sheila Jordan Cunningham

Senior Vice President and General Counsel

Buckeye Technologies Inc.

1001 Tillman Street

Memphis, TN 38112

or to such other address as any party shall have furnished to the others in writing in accordance herewith.  Notices and communications shall be effective when actually received by the addressee.

7.6. No Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment and, to the extent that the Executive obtains or undertakes other employment, the payment will not be reduced by the earnings of the Executive from the other employment.

7.7. Legal Fees and Other Expenses.  In the event that a claim for payment or benefits under this Agreement is disputed, the Executive shall be reimbursed for all reasonable attorney fees and expenses incurred by the Executive in pursuing and/or defending any such claim, provided that the Executive substantially prevails in respect of any material issue which is the subject of such claim by reason of litigation, arbitration or settlement.

7.8. Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes to the extent the same required to be withheld pursuant to any applicable law or regulation.

7.9. Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

7.10. Captions.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

7.11. Counterparts.  This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

7.12. Beneficiaries/References.  The Executive shall be entitled to select (and change) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, in either case by giving the Company written notice thereof.  In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s).

7.13. Entire Agreement.  This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including without limitation the Original Agreement.

7.14. Representations.  The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement.

7.15. Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement for any reason and the expiration of the Term to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

7.16. Not an Employment Contract.  Except as expressly provided herein, this Agreement shall have no effect on the Company’s right to terminate the Executive’s employment at any time and for any reason.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

Buckeye Technologies Inc.

By: